Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EMPIRE PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, Par Value $0.001	Other (3)	700,000	$10.41	$7,287,000	0.00011020	$804
Total Offering Amounts					$7,287,000		$804
Total Fee Offsets							̶
Net Fee Due							$804

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock that may become issuable pursuant to the Empire Petroleum Corporation 2023 Stock and Incentive Compensation Plan (the “2023 Plan”) to prevent dilution resulting from any future stock dividend, stock split, recapitalization or other similar transaction.

(2)	This Registration Statement registers the issuance of 700,000 shares of Common Stock under the 2023 Plan.

(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $10.41 per share, the average of the high and low sales prices for the Common Stock as reported by the NYSE American stock exchange on June 16, 2023 (such date being within five business days prior to the date of filing this Registration Statement).